Contact:

David D. Sgro
Chief Financial Officer

Trio Merger Corp.

212-319-7676

FOR IMMEDIATE RELEASE

TRIO MERGER CORP. ANNOUNCES SEPARATION OF UNITS

New York, NY, March 23, 2012 – Trio Merger Corp. (OTCBB: TMRG) (the “Company”) announced today that effective March 26, 2012, the Company’s units (OTCBB: TMRGU) sold in its initial public offering will cease public trading. On such date, each unit will be mandatorily separated into its component parts – one share of the Company’s common stock, par value $.0001, and one warrant to purchase one share of common stock. Following the separation, the common stock and warrants will continue to trade and no change will be made to the respective terms of those securities.

The foregoing action is being taken as a requirement to list the Company’s common stock on the Nasdaq Capital Markets. As previously announced, the Company’s listing application remains pending before the Nasdaq Capital Markets and the Company is seeking to have the exchange list its common stock as soon as possible following the mandatory separation of the units. Until further notice, however, the common stock and warrants will continue to be quoted on the OTCBB under the symbols TMRG and TMRGW, respectively.

Trio Merger Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or geographic region.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of the Company’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.

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